UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER

SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR

SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.CURRENT REPORT

Commission File Number 000-53510

ARISTA POWER, INC.

(Exact name of registrant as specified in its charter)

1999 Mt. Read Boulevard

Rochester, NY 14614

(585) 243-4040

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Common Stock, par value $0.02

(Title of each class of securities covered by this Form)

N/A

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: 219

Pursuant to the requirements of the Securities Exchange Act of 1934, Arista Power, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

ARISTA POWER, INC.

By:	/s/ William A. Schmitz
Name:	William A. Schmitz
Title:	Chief Executive Officer

Dated: March 27, 2015